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                                                                 EXHIBIT 10.71



                         COMPREHENSIVE CARE CORPORATION

            SECURED CONDITIONAL EXCHANGEABLE NOTE PURCHASE AGREEMENT


         THIS SECURED CONDITIONAL EXCHANGEABLE NOTE PURCHASE AGREEMENT ("Purchase Agreement") is made and entered into as of this 30th day of November, 1995, by and between COMPREHENSIVE CARE CORPORATION, a Delaware corporation (the "Company"), Trinity Oaks Hospital, Inc. a Texas corporation and a wholly owned subsidiary of the Company Trinity and CareUnit of Florida, Inc., a Florida corporation and a wholly owned subsidiary of the Company ("CareUnit"), and the Dreyfus Strategic Growth, L.P. (hereinafter collectively called the "Purchaser").


                                R E C I T A L S:

         A. The Company desires to obtain financing by issuance of its Secured Conditional Exchangeable Note (the "Note") due June 1, 1996 (the "Due Date") which is the subject of this Purchase Agreement; and

         B. Trinity Oaks Hospital, Inc. ("Trinity"), a Texas corporation and the Company, owns certain real property in the County of Tarrant, State of Texas, and is a wholly owned subsidiary of the Company; and CareUnit of Florida, Inc. ("CareUnit"), a Florida corporation and a wholly owned subsidiary of the Company, owns certain real property in the County of Duval, State of Florida, respectively, and in order to induce the Purchaser to purchase the Note, and so that the Company, Trinity and CareUnit will receive financial and other benefits from the sale of Note, the Company shall, and shall cause each of Trinity and CareUnit to, jointly and severally secure the obligations of the Company under the Note with the said real property which is more particularly described elsewhere in this Purchase Agreement; and

         C. The Purchaser desires to acquire the Note on the terms and conditions set forth herein.


                               A G R E E M E N T:

         NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATIONS, IT IS AGREED as follows:

         1. Issue of Notes. Subject to the terms and conditions hereof, the Company has authorized the issue of:

                                  (i)      $1,000,000 aggregate principal
         amount of its Notes due June 1, 1996 (the "Due Date), to be issued substantially in the form attached hereto as Exhibit A for delivery at the office of Dreyfus Strategic Growth, L.P., 200 Park Avenue, New York, New York 10166, against payment to the Company of $1,000,000 by wire transfer in same day or next day funds. The term "Notes" or "Note" as used herein shall include the Note originally issued pursuant to the provisions of this Purchase Agreement and any promissory notes delivered in substitution or exchange therefor. The Note will bear interest, be payable and mature at the time and under the terms and conditions specified therein. The Note shall be conditionally exchangeable into shares of the Company's Common Stock, all as provided in the Note which shall include, and be subject to the following conditions:



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         On September 8, 1995, the Company filed preliminary proxy materials
(the "Proxy Statement") with the Securities and Exchange Commission relating to the solicitation of proxies by the Company from holders of its Common Stock in connection with a special meeting of Shareholders to be held at a date to be determined (the "Special Meeting").

         At the Special Meeting, the Shareholders of the Company will consider, and be asked to approve and adopt, a proposal (the "Proposal") authorizing the Company to issue shares of its Common Stock and equity or debt convertible, exercisable or exchangeable for shares of Common Stock as provided and described in the Proxy Statement, and which description is incorporated by reference herein. The Proposal is to be considered and adopted by the Company's Shareholders in accordance with the prevailing shareholder approval policies of the New York Stock Exchange, Inc. ("NYSE") relating to transactions in which an excess of 20% of an NYSE listed company s voting securities may be issued in a transaction or series of related transactions.

         In the event that the Proposal is adopted and approved prior to the Due Date of this Note, then upon such approval (the "Effective Date of the Exchange") and subject to the filing by the Company thereafter of an additional listing application with the NYSE, the Note shall cease to be a debt or obligation of the Company, and the Note shall be paid and/or exchanged for shares of the Company's Common Stock as follows:

                 (i) All accrued interest on the Note from the date of issuance of the Note through the date of the approval of the Proposition shall be paid by the Company in cash, and

                 (ii) the outstanding principal amount of the Note shall be exchanged by the holder for a number of shares of the Company's Common Stock which number shall be determined by dividing the aggregate amount of outstanding principal by 85% of the closing price for the Company s Common Stock on the NYSE on the date of issuance of this Note; provided however that the number of shares of Common Stock to be issued to the holder shall not result in the holder owning a number of shares of the Company's Common Stock exceeding 4.9% of the Company's issued and outstanding shares of Common Stock on the Effective Date of the Exchange after giving effect to the number of shares of Common Stock to be issued to the holder. To the extent that the number of shares of Common Stock to be issued to the holder would exceed 4.9%, the amount of principal to be exchanged that would otherwise cause the number of shares of Common Stock to be issued on the exchange to exceed 4.9% shall be paid by the Company in cash at the time of delivery by the certificates representing the shares.

         In the event that the Proposal is not adopted prior to the Due Date (or any extended Due Date as may be agreed upon in writing between the parties), this Note shall in all respects represent a debt and obligation of the Company to pay the principal amount of this Note and accrued interest thereon on the Due Date, and the holder shall not have the right to exchange this Note for any shares of Common Stock, or otherwise convert this Note into shares of Common Stock.

         Due to the proposed Exchange Offer to be made to the holders of the Company's 7 1/2% Convertible Subordinated Debentures and the recent comments received by the Company from the Staff of the Securities and Exchange Commission, the Company has determined to defer proceeding with the Special Meeting at which the proposal was to be considered and to proceed with such Special Meeting following the completion of its proposed Exchange Offer. No assurance may be given that the Special Meeting will be held prior to the due date of the Note and that the conditions to the



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exchange of the Note into shares of the Company's Common Stock will have occurred prior to the due date. The Company further reserves the right, based on prevailing business and other conditions and the availability of alternative cash resources, not to proceed with the Special Meeting, in which case the Note will become due in accordance with its terms on the due date and not be exchangeable for shares of the Company's Common Stock.

         2. Representations and Warranties of the Company. The Company represents and warrants that:

                 2.1 The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and duly qualified to do business and in good standing as a foreign corporation in the State of California, with full power and authority, corporate and otherwise, to enter into and perform this Conditional Exchangeable Note Purchase Agreement, to borrow hereunder, and to make, execute and deliver the various instruments and documents provided for herein; Trinity is a corporation duly organized and validly existing in good standing under the laws of the State of Texas, with full power and authority, corporate and otherwise, to enter into and perform this Purchase Agreement, to borrow hereunder, to encumber it's real property to secure the obligations of the Company under the Note and to make, execute and deliver the various instruments and documents provided for herein, and CareUnit is a corporation duly organized and validly existing in good standing under the laws of the State of Florida, with full power and authority, corporate and otherwise, to enter into and perform this Purchase Agreement, encumber it's real property to secure to borrow hereunder, to guarantee the obligations of the Company under the Note, to encumber it's property as collateral security, and to make, execute and deliver the various instruments and documents provided for herein.

                 2.2 The execution, delivery and performance by the Company and of Trinity and CareUnit of this Conditional Exchangeable Note Purchase Agreement, and the making, execution and delivery by the Company of the instruments contemplated hereby, have been duly authorized by all necessary corporate action and will not violate any provision of law, court order or decree, or of its Certificate of Incorporation or Bylaws, or result in the breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to any agreement or instrument to which they are a party, or by which they or their respective property may be bound or affected. Each of this Purchase Agreement and the Notes are a valid and binding obligation of the Company or of Trinity and CareUnit, enforceable in accordance with its respective terms. The grant of collateral security by each of Trinity and CareUnit and the respective Deed of Trust and Mortgage issued by each are valid and binding obligations of Trinity and CareUnit enforceable as to each in accordance with their terms.

                 2.3 Except as set forth in a Schedule attached hereto, (a) there are no material lawsuits or proceedings pending, or, to the Company's knowledge, threatened against or affecting the Company and
(b) there are no proceedings before any governmental commission, bureau or other administrative agency pending, or, to the Company's knowledge, threatened against the Company.

                 2.4 The authorized capital of the Company is 12,500,000 shares of Common Stock, $0.01 par value per share, of which approximately 2,656,931 are issued and outstanding (inclusive of 442,433 shares which are pending issuance) and 60,000 shares of Preferred Stock, $50.00 par value per share, of which no shares are issued and outstanding. There are no shares of



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Common Stock reserved for issuance for options, warrants or conversion of convertible securities, except as listed on a Schedule hereto.

                 2.5 The Company's subsidiaries are as set forth in a Schedule attached hereto.

                 2.6 The minute books of the Company have been properly kept and reflect all transactions entered into by the Company which require submission to or action by the stockholders or directors of the Company.

                 2.7 Any and all licenses and approvals required by the Company for the conduct of its business have been obtained from the federal, state, or local authorities concerned, all of which are in good standing.

                 2.8 At the Effective Date of the Exchange the shares of Common Stock initially issuable upon the conditional exchange of the Note will have been duly authorized and will have been duly reserved for issuance upon such conditional exchange and, when so issued, will be validly issued, fully paid and nonassessable.

                 2.9 Except for any applicable requirements of state securities laws (as to which no representations or warranties are made), no governmental permit, consent, approval or authorization is required in connection with (i) the execution and delivery of this Conditional Exchangeable Note Purchase Agreement by the Company or (ii) the offer, sale, issuance and delivery of the Notes contemplated hereby by the Company; provided that, all representations made to the Company and of Trinity and CareUnit by the Purchasers in this Conditional Exchangeable Note Purchase Agreement and in any other document or instrument delivered in connection herewith are assumed for purposes of this representation and warranty to be accurate and complete.

                 2.10    Included in the Company's Annual Report on
Form 10-K as amended for the fiscal year ended May 31, 1995 are the consolidated balance sheets of the Company at May 31, 1995 and May 31, 1994, and the consolidated statements of operations, cash flows and stockholders' equity for the year ended May 31, 1995, with the report thereon of Ernst & Young LLP, independent accountants. Included in the Company's Quarterly Reports on Form 10-Q for the quarter ended August 31, 1995 are the unaudited consolidated balance sheets of the Company as of such dates, the unaudited consolidated statements of operations for the three-month periods ended on such dates and for the corresponding prior year periods, and the unaudited consolidated statements of cash flows for the three-month periods ended on such dates and for the corresponding prior year periods.

                 2.11 To the best knowledge of the Company none of the Company's reports and filings with the Securities and Exchange Commission ("SEC") contained a misstatement of a material fact or omitted to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they were made or omitted, not misleading. Attached hereto as exhibit 2.11 are copies of comment letters issued by the Division of Corporation Finance (the "Comment Letters") as to which response by the Company is pending.

                 2.12 The Company's Common Stock is traded on The New York Stock Exchange, Inc. ("NYSE"). No assurance is made as to any continued or future NYSE listing of shares of Common Stock, whether issuable on exchange of Notes or otherwise outstanding.




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                 2.13    The proceeds received by the Company from the
Notes will be utilized for general corporate purposes.

                 2.14    Trinity and CareUnit will each derive a
financial or other advantage from the sale of Notes to the Purchasers by reason of the benefit to inure to its corporate parent.

                 2.15 Trinity covenants and agrees with respect to the deed of trust, and CareUnit covenants and agrees with respect to the mortgage, to cause the deed of trust and mortgage to be filed and recorded with the appropriate recording authorities in the state of Texas and Tarrant County in the case of the deed of trust, and in the state of Florida and Duval County in the case of the mortgage. Such filing and recording shall be made at the sole cost and expense of the Company, Trinity and CareUnit, and shall be effective five days following receipt by the Company from Dreyfus of its written request to record such deed of trust and mortgage. The Company covenants and agrees to cause Trinity and CareUnit to observe and perform the provisions of this Section 2.15.

         3. Representations of the Purchaser. This Purchase Agreement is made with Purchasers by the Company in reliance upon the Purchasers' representations to the Company, which by Purchasers' acceptance hereof, Purchaser confirms that (a) Purchaser is acquiring the Note to be delivered for its own account and not for the beneficial interest of any other person, and not with a view to the distribution thereof, and that Purchaser will not distribute, sell or otherwise dispose of the Notes or any of the shares of Common Stock of the Company issuable upon exchange of the Notes except as permitted under the Securities Act of 1933, as amended (the "Act"), the General Rules and Regulations thereunder, and all applicable State "Blue Sky" laws; (b) Purchaser has been afforded access to information and have been informed fully concerning the Company, its financial condition and business prospects; (c) Purchasers' financial circumstances are such as to permit Purchaser to make this investment without having a present intention or need to liquidate their investment and Purchaser acknowledges its awareness that its investment is subject to substantial risk of loss; Purchaser further represents that it is an institutional accredited investor (d) Purchaser confirms further that it has advised that neither the Note nor the Common Stock issuable upon the exchange thereof have been registered under the Act, and that, accordingly, such Note and shares of Common Stock will be what is commonly known as "restricted securities," and are not freely transferrable by Purchasers except pursuant to an exemption from registration under the Act, such as Rule 144, the substance of which has been explained to Purchasers; and (e) that substantially the following legends shall be placed on the Notes (and any Shares of Common Stock issuable upon conversion thereof):

                 THE SECURITIES REPRESENTED BY THIS NOTE HAVE BEEN ACQUIRED FOR INVESTMENT IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO SECTION 4(2) OF SAID ACT AND NOT WITH A VIEW TO OR IN CONNECTION WITH THE DISTRIBUTION THEREOF. NEITHER THIS NOTE NOR THE SECURITIES ISSUED UPON THE CONDITIONAL EXCHANGE THEREOF MAY BE OFFERED FOR SALE OR SOLD OR OTHERWISE DISPOSED OF EXCEPT UPON COMPLIANCE WITH SAID ACT AND AS PERMITTED BY THE PURCHASE AGREEMENT, A COPY OF WHICH IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY.


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         4.      Transfer by the Purchaser.  Neither the Notes to be purchased by Purchaser, nor any interest therein, shall be sold, transferred, assigned, or otherwise disposed of, unless the Company shall previously have received an opinion of counsel knowledgeable in federal securities law, in form and substance satisfactory to the Company and accompanied by such supporting documents as the Company may reasonably request, to the effect that registration under the Act is not required in connection with such disposition pursuant to the Act or the General Rules and Regulations thereunder. The Notes and the certificates evidencing the shares of Common Stock issued upon conversion of the Notes shall bear a conspicuous notation, substantially as provided above, setting forth the restrictions on transfer herein set forth.

         5.      Registration.

                 5.1     (a)      Incidental Registration.  The Company will
notify Purchaser of any proposed filing of a registration statement at least thirty (30) days prior to each time that the Company proposes to file such registration statement covering shares of its Common Stock other than (i) a registration statement for the purpose of registering employees' stock options or plans or employees' stock purchase or other such director or employee plans on Form S-8 or its equivalent, or (ii) a registration statement filed in connection with a business combination, and will include in not more than two
(2) such registration statements any Common Stock issued to Purchaser upon the conditional exchange of the Note which Purchaser request to have so registered, by notifying the Company not later than ten (10) days after the receipt by Purchasers of the Company's notice. If Purchaser requests such registration, Purchaser shall be entitled to register such number of their shares of Common Stock at that time as they shall specify in writing to the Company, subject to reduction on a pro rata basis if in the reasonable judgment of the Company or its underwriter or investment banker the inclusion of more shares could reasonably be expected to threaten the success of the registration.

                         (b)      Demand Registration.  If the Company
has not instituted registration procedures within the period ending one hundred eighty (180) days after the Effective Date of the Exchange and which affords the Purchaser an opportunity to include its shares in such registration proceedings, the Purchaser shall be entitled to demand that the company effect a registration with the SEC of some or all of its shares. The demand must be made by the holders of not less than one-half of the shares originally issued and/or issuable upon the exchange of the Notes. The obligations of the Company and of the Purchaser in connection with any demand registration shall be as set forth in Section 5.1 below.

                         (c)      Terms of Registrations.  The foregoing
rights and duties shall be subject to the following terms and conditions:

                                  (i)     The Company's duty to notify
         the Purchaser and to include any Purchaser's Common Stock in any such registration statement pursuant to an incidental registration under
         Section 5.1(a) shall cease after any of the Purchaser's Common Stock has been included in any two (2) effective registration statements, including any pursuant to Section 5.1(b).

                                  (ii)    The Company shall bear the cost
         of any registration statement and the incremental expense of including therein any of the Purchaser's Common Stock pursuant to this Section 5.1, except that Purchaser shall bear the following expenses ratably





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         applicable to each Purchaser's Common Stock:  any underwriting discount or brokerage commissions, SEC or NYSE or "Blue Sky" filing or similar fees, securities transfer taxes, if applicable, and the Purchaser's own legal expenses.

                                  (iii)   The Company will use its best
         efforts to cause such registration statement to become effective under the Act; provided, however, that if any securities being sold directly by the Company are included in such registration statement, the Company may at its discretion elect not to proceed with such registration statement or to withdraw such registration statement after it has been filed but before it becomes effective under the Act without regard to whether the registration statement also includes any of Purchasers' Common Stock. In the event that any such registration is terminated by the Company prior to effectiveness, such registration shall not be counted as one of the two (2) registration statements under which a Purchaser is entitled to include shares of Common Stock hereunder.

                                  (iv)    If such registration statement
         relates to an underwritten public offering of the Company's Common Stock for cash and the underwriters or managing underwriters of such proposed offering determine in good faith that the marketability of the underwritten Company's Common Stock so requires, Purchasers' Common Stock which has been included in the registration statement pursuant to this section shall not be offered or sold to the public for such period up to sixty (60) days from the effective date of the registration statement, as such underwriters shall specify in writing. Nothing herein shall require Purchasers to offer such securities through any such underwriter.

                 5.2 The Company's obligations to Purchaser shall require it to use its best efforts to cause any such registration statement to be prepared in accordance with the Act and filed in an expeditious manner with due regard for continuity of the ordinary and necessary business operations of the Company. In connection with any requests pursuant to Section 5.1, the Company will (i) use its best efforts to permit a lawful distribution by Purchasers in the manner specified by Purchaser; (ii) use its best efforts to qualify or otherwise "blue sky" the proposed offering by Purchaser in California and New York, and not more than two (2) additional jurisdictions agreed upon by the holders of the majority of the shares included in the registration statement; provided, however, if such offering is underwritten by an underwriter, the Purchasers' shares shall also be "blue skied" in all states covered by the underwriting; and provided, further, that nothing herein contained shall require the Company to qualify as a foreign corporation in a jurisdiction in which it is not presently qualified or to become licensed as a securities broker or dealer in any jurisdiction;
(iii) use its best efforts to obtain approval for listing the shares included in the registration statement on the NYSE, the other principal exchange, or the principal trading market or quotation system upon which shares of Company Common Stock are then traded; (iv) provide Purchaser with a reasonable number of registration statements and prospectuses (including amendments and revisions) requested by Purchaser; and (v) use its best efforts to have such prospectuses meet the requirements of
Section 10(a) of the Securities Act of 1933, as amended. The Company shall use reasonable efforts to cause any effective registration statement which includes Purchaser's Common Stock to remain effective for a period of at least ninety (90) days. Provided, however, in the event of a deferral in the inclusion of Purchaser's Common Stock, as provided in
Section 5.1(c)(iv), such minimum period of ninety (90) days shall be extended by the period of such deferral.




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                 5.3     The Company's obligations under this Section
5 are conditioned upon its being furnished by Purchaser with detailed descriptions of Purchaser, its Common Stock to be covered in the requested registration statement, their proposed method of distribution, and such other relevant information and undertakings as may be required. If Purchaser does not furnish the requisite information, shares of such Purchasers need not be included in the registration statement. However, this shall not affect the right of the other Purchaser hereunder to have their shares included within the registration statement.

                 5.4     Anything herein to the contrary
notwithstanding, if the Company receives a request pursuant to Section 5.1 hereof and believes, in good faith, that registration under the Act is not required in order to permit the proposed sale or other disposition of such Common Stock covered by such request either because it reasonably believes it can obtain a "no-action letter" from the SEC permitting the proposed transactions without registration under the Act or it is not required by reason of Rule 144(k) or otherwise, within ten (10) days after receiving such request it will so notify Purchaser in writing and proceed diligently with Purchaser's cooperation to seek to obtain such "no-action letter" or opinion of counsel, as the case may be; provided, however, that if such "no-action letter" or an opinion of counsel reasonably satisfactory in form and substance to Purchaser and Purchaser's counsel (who must be knowledgeable in federal securities law) is not obtained and submitted to Purchaser within thirty (30) days from the date on which Purchaser made a request pursuant to Section 5.1 hereof, the Company shall diligently proceed to comply with such request in accordance with the terms hereof, without the imposition on Purchasers of an incremental registration expense occasioned by such delay.

                 5.5 In connection with any registration statement pursuant to this Section 5, Purchaser shall indemnify and hold harmless the Company and each person (if any) who controls the Company within the meaning of Section 15 of the Act from and against all losses, claims, damages and liabilities to which the Company or any of them may be subject, actually or allegedly caused by any untrue or allegedly untrue statement of a material fact contained in any such registration statement or related prospectus or actually or allegedly caused by an omission to state therein a material fact actually or allegedly required to be stated therein or necessary to make the statements therein not misleading, which statement or omission shall have been made in reliance upon and in conformity with written information furnished to the Company by Purchaser on Purchaser's behalf specifically for use in connection with such registration statement. Reciprocally, the Company hereby agrees to indemnify and hold harmless Purchaser, any broker or other person who may be deemed an underwriter for Purchaser and each person (if any) who controls the Purchaser or Purchaser's underwriter within the meaning of
Section 14 of the Act, from and against all losses, claims, damages and liabilities to which such parties or any of them may be subject, actually or allegedly caused by any untrue or allegedly untrue statement of a material fact contained in any such registration statement or related prospectus or actually or allegedly caused by any omission to state therein a material fact actually or allegedly required to be stated therein or necessary to make the statements therein not misleading, except insofar as such statement or omission shall have been made in reliance upon and in conformity with written information furnished to the Company by or on behalf of Purchaser specifically for use in connection with such registration statement.

                         (a)      The foregoing indemnity shall
         include reimbursements for any legal or other expenses incurred by the indemnified party or any director, officer or controlling person, as defined above, in connection with investigating or defending any such loss, damage, claim, liability or action.




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
                         (b)      Promptly after receipt by an
         indemnified party under this Section 5.5 of notice of commencement of any action, the indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.5, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it or him, as the case may be, from any liability to any indemnified party otherwise than under this Section 5.5 except to the extent that the failure to so notify such party adversely affected the indemnifying party. In case any such action is brought against any indemnified party and it or he notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent desired, jointly, with any other indemnifying party similarly notified, assume the defense and control the settlement thereof, with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party as to its or his election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 5.5 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable cost of investigation.

                         (c)      The Company and Purchasers each have
         the right to make a reasonable investigation of the information contained in any registration statement covered by this Section 5 to confirm its accuracy, subject, however, to the obligation of each Purchaser to keep in confidence any information derived until such time as the information is filed with the SEC.

                 5.6 To the extent transfers of the Note or Common Stock are permitted pursuant to Section 4 hereof, Purchaser may transfer, assign or otherwise dispose of their rights under this Section 5, as a whole or in part, to one or more parties; but no such action by Purchasers shall increase or otherwise affect the nature or extent of the Company's obligations provided in this Section.

         6.      Right to Redeem; Notices to Trustee.

                          (a) The Company, at its option at any time, may redeem the Notes, in whole or in part, at any time prior to maturity for cash at a redemption price as provided herein. From the date of issuance the Note to and including the sixtieth day next ensuing the date of issuance the Notes, the redemption price shall be an amount equal to 110% of the outstanding face amount of the Notes being redeemed. If the Company elects to redeem Notes, it shall notify the holders of the Notes in writing of the redemption date, the principal amount of Notes to be redeemed, the redemption price and the paying agent, if any. The Company shall give the notice provided for in this Section at least 15 days before the redemption date.

                          (b) Once notice of redemption is mailed, Notes called for redemption become due and payable at 4:01 P.M. Los Angeles time on the redemption date and at the redemption price. Upon surrender to the Company or its paying agent, such Notes shall be paid at the redemption price, plus accrued interest to the redemption date.




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
                          (c) On or before the redemption date, the Company shall deposit into a segregated trust account or with a paying agent money sufficient to pay the redemption price of and (unless the redemption date is an interest payment date) accrued interest on all Notes to be redeemed on that date other than any Notes called for redemption on that date which have been converted prior to the date of such deposit. The paying agent shall return to the Company any money not required for that purpose because of conversion of Notes.

                          (d) Upon surrender of a Note that is redeemed in part, the Company shall issue the holder of the Note a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

         7. Hypothecation of Notes. The Company expressly agrees that any of the Purchasers may pledge, assign or otherwise hypothecate any of the Notes acquired hereby to any other Purchaser.

         8. Security. The Notes shall be secured by a deed of trust on certain real property, as more particularly described in a Schedule attached hereto on certain real properties located in Tarrant County, State of Texas and Duval County, State of Florida ("Mortgage"), each in substantially the form and substance attached as a Schedule hereto, an executed by each of Trinity and CareUnit with respect to their respective property. The Company shall promptly following the issuance of the note record The Mortgage or Deed of Trust, as the case may be, with the appropriate filing authorities in each jurisdiction in which the real property of Trinity and of CareUnit given as security for the
Note is located.

         9. Relative Priorities. Except to the extent of the security provided by the Deed of Trust and the Mortgage, the Notes shall rank on a parity with all other unsecured general obligations of the Company.

         10. Waiver of Usury Defense. The Company agrees that it will not assert, plead (as a defense or otherwise) or in any manner whatsoever claim (and will actively resist any attempt to compel it to assert, plead or claim) in any action, suit or proceeding that the interest rate on the Notes violates present or future usury or other laws relating to the interest payable on any debt and will not otherwise avail itself (and will actively resist any attempt to compel it to avail itself) of the benefits or advantages of any such laws.

         11.     Choice of Law and Venue; Jury Trial Waiver

         THE VALIDITY OF THIS PURCHASE AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CALIFORNIA. THE COMPANY AND EACH PURCHASER WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO

THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION. THE COMPANY AND EACH PURCHASER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE PURCHASE AGREEMENT OR THE NOTES OR ANY OF THE AGREEMENTS, DOCUMENTS, INSTRUMENTS AND TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE COMPANY AND EACH PURCHASER REPRESENTS FOR ITSELF THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A NON-JURY TRIAL BY THE COURT.

         12. Environmental Condition. None of the real properties or assets subject to the Deed of Trust or the Mortgage (the "Real Property") has ever been used by the Company, Trinity or CareUnit or, to the best of the Company's or of Trinity and CareUnit knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. None of Real Property has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by the Company, Trinity or CareUnit except for taxes due but not yet payable . The Company and Trinity and CareUnit have not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by the Company, Trinity or CareUnit resulting in the releasing or disposing of Hazardous Materials into the environment. "Hazardous Materials" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity"; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

         13.     Licenses and Permits.   All material licenses, permits and
consents and similar rights required from any Federal, state or local governmental body for the ownership, construction, use and operation of the businesses or properties now owned or operated by the Company, Trinity and CareUnit at the Real Property have been validly issued and are in full force and effect, and each of the Company and Trinity and CareUnit is in compliance, in all material respects, with all of the provisions thereof and none of such licenses, permits or consents is the subject of any pending or, to the best of the Company's, Trinity and CareUnit knowledge and belief, threatened proceeding for the revocation, cancellation, suspension or non-renewal thereof.

         14. Governmental Authority. No consent, authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other Person is required (i) for the grant by the Company, Trinity or CareUnit of the security interest in the Real Property contemplated hereby or for the execution, delivery or performance of this Purchase Agreement, the Notes by the Company or the execution, delivery or performance of the Deed of Trust and Mortgage by Trinity and CareUnit, or (ii) for the perfection of such security interests as are granted thereby.

         15. Notices. Any notice or demand required or desired to be given to or served upon the Company or Purchasers in connection herewith shall be in writing and deemed to have been sufficiently given or served for all purposes when delivered in person or when deposited in the United States mails, certified or registered, postage prepaid, if to the Company, addressed or delivered as follows:


          If to the Company:          Comprehensive Care
                                      Corporation 4350 Von Karman
                                      Avenue., Suite 280 Newport
                                      Beach, California 92660
                                      Attention:  Secretary

          If to :                     Trinity Oaks Hospital, Inc.
                                      4350 Von Karman Avenue, Suite
                                      280 Newport Beach, California
                                      92660 Attention: Secretary

         If to:                           CareUnit of Florida, Inc.
                                          4350 Von Karman Avenue, Suite
                                          280 Newport Beach,
                                          California, California 92660
                                          Attention: Secretary

         If to the Purchasers:            Dreyfus Strategic Growth,
                                          L.P.  200 Park Avenue New
                                          York, New York 10166,
                                          Attention: Mr. Michael Schonberg



          Principal Amount
         of Notes Purchased                          Purchaser:
         ------------------                          ----------
           $1,000,000.00                    Dreyfus Strategic Growth, L.P.
           $1,000,000.00                    Total


or, if any other address shall at any time be designated by the Company or by the Purchaser in writing in conformance with the provisions hereof, to such other address.

Parties in Interest. All the terms and provisions of this Purchase Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, other than purchasers of Common Stock sold to the public pursuant to Section 5 hereof.

         16. Section and Other Headings. Section and other headings herein are for reference purposes only, and shall not be used in any way to govern, limit, modify, construe or otherwise affect this Purchase Agreement.

         17. Counterparts. This Purchase Agreement may be executed with each Purchaser in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed but one and the same instrument.

         18. Attorneys' Fees. In the event of any suit or action arising out of an Event of Default under this Purchase Agreement or the Notes issued hereunder, the Purchasers shall be entitled to reasonable attorneys' fees and costs of suit.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by the undersigned persons thereunto duly authorized.


                                "Company"

                                COMPREHENSIVE CARE CORPORATION

                                By:     /s/ Chriss W. Street
                                    -----------------------------------------
                                        Chriss W. Street, Chairman of
                                        the Board, Chief Executive
                                        Officer and President


                                Trinity Oaks Hospital, Inc.

                                By:    /s/ Kerri Ruppert
                                    -----------------------------------------
                                Its:   Vice President/Secretary
                                    -----------------------------------------


                                CareUnit of Florida, Inc.

                                By:    /s/ Kerri Ruppert
                                    -----------------------------------------
                                Its:   Vice President/Secretary
                                    -----------------------------------------


                                "Purchaser"

                                Dreyfus Strategic Growth, L.P.

                                By:    /s/ Eric Fischman
                                    -----------------------------------------
                                Its:   Vice President and Assistant Secretary
                                    -----------------------------------------

                                   EXHIBIT A
                                       TO
            SECURED CONDITIONAL EXCHANGEABLE NOTE PURCHASE AGREEMENT


                   INCORPORATED BY REFERENCE TO THE ATTACHED
                         COMPREHENSIVE CARE CORPORATION
                     SECURED CONDITIONAL EXCHANGEABLE NOTE

THIS NOTE AND THE SECURITIES FOR WHICH THIS NOTE MAY BE EXCHANGED HAVE BEEN AND WILL BE ACQUIRED FOR INVESTMENT IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO SECTION 4(2) OF SAID ACT AND NOT WITH A VIEW TO OR IN CONNECTION WITH THE DISTRIBUTION THEREOF. NEITHER THIS NOTE NOR THE SECURITIES ISSUED UPON CONVERSION HEREOF MAY BE OFFERED FOR SALE OR SOLD OR OTHERWISE DISPOSED OF EXCEPT UPON COMPLIANCE WITH SAID ACT AND AS PERMITTED BY THE PURCHASE AGREEMENT, A COPY OF WHICH IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY.



                         COMPREHENSIVE CARE CORPORATION

                     SECURED CONDITIONAL EXCHANGEABLE NOTE


                                                       No. 1
                                                       Newport Beach, California
                                                       November 30, 1995


         FOR VALUE RECEIVED, the undersigned, COMPREHENSIVE CARE CORPORATION, a Delaware corporation (the "Company"), hereby promises to pay to Dreyfus Strategic Growth, L.P. (the "Holder") or order, the principal amount of One Million and no/100ths dollars ($1,000,000), such amount to be due and payable on June 1, 1996 (the "Due Date"). Interest on the unpaid principal balance from the date hereof shall be payable on the Due Date, at the rate of twelve percent (12%) per annum. (i) Provided, however, that upon and during the continuance of an Event of Default under this Note, the Company shall pay an additional finance charge at the rate of two and one-half percent (2 1/2%) per annum.

         Provided, further, that the Company shall have the right to redeem all or a portion of the principal amount of this Note upon fifteen (15) days' written notice to the Holder effective at any time on or prior to January 15, 1996 at a price equal to 110% of the principal amount of the Note being redeemed.

         Payments of principal and interest shall be made in lawful money of the United States of America, at the principal office of the Holder or at such other place as the Holder hereof shall have designated to the Company in writing.

         This Note is secured by a deed of trust of even date herewith granted by Trinity Oaks Hospital, Inc. and a mortgage of even date herewith granted by CareUnit of Florida, Inc., respectively encumbering certain real property in the county of Duval in the State of Florida, and more particularly described in the Mortgage, and encumbering certain real property in the county of Terant in the State of Texas and more particularly described in the Deed of Trust.

         This Note is made pursuant to a certain Secured Conditional Exchangeable Note Purchase Agreement dated as of November 30, 1995 (the "Purchase Agreement") between the Company and the Purchaser named therein, and the Holder hereof is entitled to the benefits of the Purchase Agreement and may exercise the remedies provided for thereby or otherwise available in respect thereof, in case of any material breach thereof by the Company. (This Note and other Notes identical in terms (except for name and face amount) issued to Holder and to other Holders who are parties to said Agreement, are hereinafter collectively called the "Notes".) In case of an Event of Default, as defined herein, the unpaid balance of the principal of this Note may be declared and become due and payable in the manner provided herein.

         This Note is issued subject to the following additional terms and conditions:

         1.      Conditional Exchange.

         On September 14, 1995 the Company filed preliminary proxy materials (the "Proxy Statement") with the Securities and Exchange Commission relating to the solicitation of proxies from holders of its Common Stock in connection with a special meeting of Shareholders to be held at a date to be determined (the "Special Meeting").

         At the Special Meeting, the Shareholders of the Company will consider, and be asked to approve and adopt, a proposal (the "Proposal") authorizing the Company to issue shares of its Common Stock and equity or debt convertible, exercisable or exchangeable for shares of Common Stock as provided and described in the Proxy Statement, and which description is incorporated by reference herein. The Proposal is to be considered and adopted by the Company's Shareholders in accordance with the prevailing shareholder approval policies of the New York Stock Exchange, Inc. ("NYSE") relating to transactions in which an excess of 20% of a listed company's voting securities may be issued in a transaction or shares of related transactions.

         In the event that the Proposal is adopted and approved prior to the Due Date of this Note (or any extended Due Date as Agreed to in writing between the parties), then upon such approval (The "Effective Date of Exchange"), and the filing by the Company thereafter of an additional listing application with the NYSE, this note shall cease to be a debt or obligation of the Company, and shall be paid and/or exchanged for shares of the Company's Common Stock as follows:

                 (i) All accrued interest from the date of issuance of this Note through the date of the approval of the proposal shall be paid in cash and

                 (ii) the outstanding principal amount of this Note shall be exchanged for a number of shares of the Company's Common Stock which number shall be determined by dividing the aggregate amount of outstanding principal of this note by 85% of the closing price for the Company's Common Stock on the NYSE on the date of issuance of this note; provided however that the number of shares of Common Stock to be issued by the company to the holder will not result in the holder owning a number of shares of the Company's Common Stock which exceeds 4.9% of the Company's issued and outstanding shares of Common Stock on the Effective Date of the exchange after giving effect to the number of shares to be issued to the holder. To the extent that the number of shares to be issued to the holder would exceed 4.9%, the amount of principal to be exchanged that would otherwise cause the number of shares of Common Stock to be issued on the exchange to exceed 4.9% shall be paid by the Company in cash at the time of delivery by the certificates representing the shares.

         In the event that the Proposal is not adopted prior to the Due Date (or any extended Due Date), this Note shall in all respects represent an obligation of the Company to pay the principal amount of this

Note and accrued interest thereon on the Due Date, and the holder shall not have the right to exchange this Note for any shares of Common Stock or otherwise convert this Note into shares of Common Stock.

         Due to the proposed Exchange Offer to be made to the holders of the Company's 7 1/2% Convertible Subordinated Debentures and the recent comments received by the Company from the Staff of the Securities and Exchange Commission, the Company has determined to defer proceeding with the Special Meeting at which the proposal was to be considered and to proceed with such Special Meeting following the completion of its proposed Exchange Offer. No assurance may be given that the Special Meeting will be held prior to the due date of the Note and that the conditions to the exchange of the Note into shares of the Company's Common Stock will have occurred prior to the due date. The Company further reserves the right, based on prevailing business and other conditions and the availability of alternative cash resources, not to proceed with the Special Meeting, in which case the Note will become due in accordance with its terms on the due date and not be exchangeable for shares of the Company's Common Stock.

         2.      Reservation of Shares.

                          (a)     The Company covenants and agrees that it,
concurrently with issuance of the Notes, shall have reserved and shall at all times thereafter reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuing such shares upon the exchange of the Notes, the full number of shares of Common Stock deliverable upon the exchange of the Notes, subject to the aggregate limitation provided in the Purchase Agreement and this Note. The Company covenants and agrees that the shares of its Common Stock delivered upon exchange of the Notes shall at the time of delivery of the certificates for such shares of Common Stock, be validly issued and outstanding and fully paid and nonassessable shares of Common Stock. The Company further covenants and agrees that it will pay when due and payable any and all Federal and state original issue taxes which may be payable in respect of the issue of the Notes or any shares of Common Stock upon the exchange of Notes. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the transfer and delivery of Notes or the issuance or delivery of certificates for Common Stock upon the exchange of any Notes, all such tax being payable by the Holder of such Notes at the time of surrender.

                          (b)     Each person in whose name any certificate for
shares of Common Stock is issuable upon the exercise of this Note shall for all purposes be deemed to have become the holder of record of the Common Stock represented thereby on, and such certificate shall be dated, the date upon which the Note was duly surrendered for exchange; provided, however, that if the date of such surrender and notice is a date upon which the stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next prior business day on which the stock transfer books of the Company are open.

         3.      Adjustments to Exchange Rate.

                 3.1 In case the Company shall at any time or from time to time after the date of issuance of the Notes issue any additional shares of Common Stock (or any security convertible into shares of Common Stock or any rights or options to purchase shares of Common Stock as provided in Section 3.3
(c) below) for a consideration per share less than the Exchange Rate in effect immediately prior to the issuance of such additional shares, or without consideration, then, and thereafter successively upon each such issuance, the Exchange Rate in effect immediately prior to the issuance of such additional shares shall forthwith be reduced to a price determined by dividing:

                          (a)     An amount equal to the sum of (i) the number
of shares of capital stock outstanding immediately prior to such issuance multiplied by the then existing Exchange Rate, plus (ii) the consideration, if any, received by the Company upon such issuance, by

                          (b)     The total number of shares of capital stock
outstanding immediately after the issuance of such additional shares.

                 3.2 The Company shall not be required to make any adjustment of the Exchange Rate in accordance with Section 3.1 if the amount of such adjustment shall be less than $.01, but in such case, any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment of the Conversion Price which, together with all adjustments thereof so carried forward, shall amount to not less than $.01.

                 3.3 For the purpose of adjustments under Section 3.1, the following provisions shall also be applicable:

                          (a)     In the case of the issuance of additional
shares of capital stock for cash, the consideration received by the Company therefor shall be deemed to be the net cash proceeds received for such shares without deducting any commissions or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with, the issuance of such shares.

                          (b)     In case of the issuance (otherwise than upon
exchange of Notes or exchange of shares of capital stock) of additional shares of capital stock for a consideration other than cash or a consideration a part of which shall be other than cash, the amount of the consideration shall be determined by the Board of Directors of the Company.

                          (c)     In the case of the issuance by the Company
after the date of issuance of the Notes, of any security that is convertible into shares of capital stock or any rights or options to purchase shares of Common Stock, (i) the Company shall be deemed to have issued the maximum number of shares of capital stock deliverable upon the exercise of such rights or options or upon conversion of such securities and (ii) the consideration therefor shall be deemed to be the sum of (x) the consideration received by the Company for such convertible securities or for such other rights or options as the case may be, without deducting therefrom any expenses or commissions incurred or paid by the Company for any underwriting or issuance of such convertible security or right or option, plus (y) the consideration or adjustment payment to be received by the Company in connection with such conversion, plus (z) the minimum price at which shares of capital stock are to be delivered upon the exercise of such rights or options, or, if no minimum price is specified and such shares are to be delivered at the option price related to the market value of the subject shares, an option price bearing the same relation to the market value of the subject shares at the time such rights or options were granted, provided that as to such options such further adjustment as shall be necessary on the basis of the actual option price at the time of exercise shall be made at such time if the actual option price is less than the aforesaid assumed option price. Except as above stated, no further adjustment of the Conversion Price shall be made as a result of the actual issuance of the shares of capital stock referred to in this subparagraph (c).

                          (d)     For the purpose hereof, any additional shares
of capital stock issued as a stock dividend shall be deemed to have been issued for no consideration.

                          (e)     The number of shares of capital stock at any
time outstanding shall include (i) all outstanding Common Stock of the Company, and (ii) the aggregate number of shares deliverable in respect of the convertible securities, rights and options referred to in subparagraph (c) of this Section 3.3, provided that, with respect to shares referred to in clause (i) of such subparagraph (c), to the extent that such options, warrants or conversion privileges are not exercised, such shares shall be deemed to be outstanding only until the expiration dates of the rights, options or conversion privilege or the prior cancellation thereof. Notwithstanding the foregoing, there shall not be taken into account, for the purpose of any computation made pursuant to Section 3.1, whether for the determination of the number of shares of capital stock issued or outstanding on or prior to any date, or otherwise: (i) any options, warrants, or rights to purchase shares of capital stock of the Company in existence on the date of issuance of the Notes, (ii) any options, warrants, or rights for the purchase of shares of capital stock hereafter granted to any employee or director of the Company, including such grant with respect to any employees' or directors' stock option plan or stock purchase or other such plan or grant, provided that such options, warrants, grants and rights hereafter granted together with all other then outstanding options, warrants, grants and rights granted to employees do not in the aggregate provide for the issuance of more than 35% of the then outstanding shares of the capital stock of the Company, (iii) the Company's Shareholder Rights Plan, or (iv) any shares of capital stock issued upon the exercise of any such options, warrants, or conversion rights.

                 3.4 If at any time or from time to time the Company shall by subdivision, consolidation or reclassification of shares, or otherwise, change as a whole, the outstanding shares of Common Stock into a different number or class of shares, the outstanding shares issuable upon exchange of each Note and the Exchange Rate per share shall be proportionately and correspondingly adjusted.

                 3.5 In case the Company shall declare a dividend upon the capital stock payable otherwise than out of earnings or earned surplus and otherwise than in capital stock, the Exchange Rate in effect immediately prior to the declaration of such dividend shall be reduced by an amount equal, in the case of a dividend in cash, to the amount thereof payable per share of the capital stock, or in the case of any other dividend, to the fair value thereof per share of the capital stock as determined by the Board of Directors of the Company. For the purposes of the foregoing, a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board of Directors of the Company. Such reductions shall take effect as of the date on which a record is taken, the date as of which the holders of capital stock of record entitled to such dividend are to be determined.

                 3.6 Irrespective of any adjustments or changes in the Exchange Rate or the number of shares of Common Stock actually issuable under the several Notes, the Notes shall continue to express the Exchange Rate per share and the number of shares issuable thereunder as expressed in the Notes when initially issued.

                 3.7 The Company shall give notice to the Holder of any change in the Exchange Rate under this Note and the method of calculation thereof. The Company shall give the Holder advance notice of any cash dividends, rights offerings and other transactions directly for the benefit of holders of Common Stock of the Company.

         4.      Merger.

         If, prior to the payment in full or exchange of the Notes, the Company shall at any time consolidate with or merge into another corporation, the Holder of each Note will thereafter be entitled to receive, upon the exchange thereof, the securities or property to which a holder of the number of shares of Common Stock then issuable upon the conversion of such Note would have been entitled upon such consolidation or merger, and the Company shall take such steps in connection with such consolidation or merger as may be necessary to assure that this Note (or a new Note issued by the succeeding company containing exactly the same terms as this Note) shall remain in effect and that the provisions of this Note shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or property thereafter issuable upon the conversion of the Notes. A sale of all or substantially all of the assets of the Company for a consideration (apart from the assumption of obligations) consisting principally of securities shall be deemed a consolidation or merger for the foregoing purposes.

         5.      Fractional Shares.

         The Company shall not be required to issue certificates representing fractions of shares of Common Stock upon the exchange of Notes, but in respect of any final fraction of a share it will make a payment in cash based on the then market value of the Common Stock as determined by the Company's Board of Directors.

         6.      Default.

         "Event of Default" whenever used herein means any one of the following events:

                          (a)     Default in payment under this Note or under
any other loan instrument of the Company of: (i) any installment of interest when it becomes due and the continuance of such default for a period of fifteen
(15) days after receipt of written notice to the Company of such default, or
(ii) the principal when it becomes due;

                          (b)     The entry of a decree or order by any court
having jurisdiction in the premises adjudging the Company bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee (or similar official) of the Company or any substantial part of its property, and the continuance of such decree or order in effect for a period of ten (10) consecutive days;

                          (c)     The institution by the Company of proceedings
to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer to consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of any receiver, liquidator, assignee, trustee (or similar official) for the Company or any substantial part of its property, or the making by it of any assignment for the benefit of creditors;

                          (d)     Any default under the Deed of Trust or the
Mortgage; or

                          (e)     The real property encumbered by the Mortgage
or the Deed of Trust is sold or transferred other than to an entity controlling, controlled by or under common control with the Company.

         In case of the occurrence of an Event of Default (i) written notice thereof shall be given by the Company to the Holder of this Note and (ii) the entire unpaid principal amount of any Note together with any interest then unpaid shall immediately become due and payable at the option of the Holder thereof without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived. In such case, any such Holder may proceed to protect and enforce his rights by a suit in equity, action at law, or other appropriate proceedings.

         In the event that an Event of Default, as defined above, necessitates legal action, the Company agrees to pay all costs and expenses thereof, including reasonable attorneys' fees and costs of suit and collection.

         7.      No Present Right as Stockholder on account of Holding Note.
No Holder of this Note shall be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exchange hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder of this Note, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matters submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive dividends or subscriptions rights or otherwise until the Note shall have been converted and the Common Stock issuable upon the conversion hereof shall have been come deliverable as provided herein.

         WITNESS the seal of the Company and the signature of its duly authorized officers.

                                        COMPREHENSIVE CARE CORPORATION



                                        By:  /s/  Chriss W. Street
                                             ----------------------------------
                                             Chriss W. Street, Chairman of the
                                             Board, Chief Executive Officer and
                                             President


ATTEST:

/s/  Kerri Ruppert
---------------------------------
Kerri Ruppert, Secretary


[SEAL]

                                  SCHEDULE 2.3
                                       TO
            SECURED CONDITIONAL EXCHANGEABLE NOTE PURCHASE AGREEMENT

                             Pending or Threatened
                     Litigation or Governmental Proceedings

            INCORPORATED BY REFERENCE TO RELEVANT DISCLOSURE IN THE
                         COMPREHENSIVE CARE CORPORATION
                         QUARTERLY REPORT ON FORM 10-Q
                     FOR THE QUARTER ENDED AUGUST 31, 1995
        IN THE FORM AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 2.4
                                       TO
            SECURED CONDITIONAL EXCHANGEABLE NOTE PURCHASE AGREEMENT

Shareholders' (Common Stock Purchase) Rights Plan                   *

1988 Incentive Stock Option Plan                                    491,130

1988 Non Statutory Stock Option Plan                                200,000

Options not within a Plan                                            35,000

Directors' Stock Option Plan                                        250,000

1995 Incentive Stock Option Plan                                    450,000

Secured Convertible Note due January 1997                         **336,700
Private Placements (shares unissued)
         Includes:  Lindner (100,000+15,000+135,000);
         Moriarty (150,000+22,500), W.V.C. Limited (4,100),
         B.L.C. Investments (5,000), Quinn (10,833)

Option to purchase of American Mental Health Care, Inc.              44,054

Potential purchase price of American Mental Health Care, Inc.       132,162

Option issued to Physician Corporation of America                   100,000

Approximate Shares issuable on Proposed Conversion of
Convertible Subordinated Debentures (approx.)**                  *** 35,000

Shares issuable upon proposed exchange with Debentureholders     ***150,000

*Each share of Common Stock outstanding or issued will have one attached Right to purchase, initially, one share of Common Stock. In the event a person becomes an Acquiring Person, as defined in the Rights Agreement, the number of shares purchasable with one Right will be subject to increase based on a formula that provides generally for a purchase of $300 worth of shares of Common Stock at a price equal to 50% of the then current market value, as defined.

**Subject to anti-dilution adjustments.

***Excludes shares issuable upon future voluntary reductions of the conversion price in the discretion of the Company.

2,214,498 shares, in addition to shares reserved as indicated above, were outstanding at November 14, 1995. These shares outstanding included 2,160,149 shares represented by new certificates for post-reverse-split Common Stock and an estimated 54,349 (subject to payment in lieu of fractional shares) of new shares represented by unexchanged old certificates nominally representing 543,494 shares of pre-reverse split Common Stock. All numbers reflect the 1-for-10 reverse stock split effected in October 1994.

                                  SCHEDULE 2.5
                                       TO
            SECURED CONDITIONAL EXCHANGEABLE NOTE PURCHASE AGREEMENT


                                  Subsidiaries


                                                   % STOCK OWNED                    STATE OF INCORP.
                                                   -------------                    ----------------
CareManor Hospital of Washington, Inc.                  100%                          Washington
Trinity Oaks Hospital, Inc.                             100%                          Texas
Starting Point, Inc.                                    100%                          California
CareInstitute (Non-Profit)                              100%                          California
CareUnit Clinic of Washington, Inc.                     100%                          Washington
CareUnit Hospital of Ohio, Inc.                         100%                          Ohio
CareUnit, Inc.(7)                                       100%                          Delaware
Comprehensive Behavioral Care, Inc.                     100%                          Nevada
Newport Point, Inc.(1)(4)                                80%                          Delaware
Access Managed Care, Inc.(2)                            100%                          Ohio
Managed Behavioral HealthCare, Inc.(1)(3)               100%                          Florida
N.P.H.S., Inc.(2)                                       100%                          California
NeuroAffiliates Company(2)(6)                           100%                          California
Comprehensive Care Corporation(1)                       100%                          Nevada
CareUnit Hospital of Albuquerque, Inc.(1)               100%                          New Mexico
GVHC, Inc.(1)                                            50%                          Minnesota
CMP Properties, Inc.(1)                                 100%                          Oregon
CompCare Health Services, Ltd.(1)                       100%                          Canada
AccessCare of Washington, Inc.(2)(5)                    100%                          Washington
CareUnit of Florida, Inc.(2)                            100%                          Florida

-----------------
(1) Inactive and in the process of dissolution.
(2) Inactive.
(3) Formerly known as Mental Health Programs, Inc.
(4) Stock interest held by Starting Point, Inc.
(5) Stock interest held by Comprehensive Behavioral Care, Inc.
(6) Unincorporated.  N.P.H.S. holds this interest.
(7) Subject to the Company's reservation of rights to have been pledged pursuant to agreement with Representative of Bondholders.

                                  SCHEDULE 2.6
                                       TO
            SECURED CONDITIONAL EXCHANGEABLE NOTE PURCHASE AGREEMENT


Although some corporate minutes are not completed and executed, the Company believes that the necessary corporate authorizations material to this transaction are fully effective.

                                  SCHEDULE 2.7





                         INTENTIONALLY LEFT BLANK PAGE

                                  SCHEDULE 2.8
                                       TO
            SECURED CONDITIONAL EXCHANGEABLE NOTE PURCHASE AGREEMENT


                                    Security

                          DESCRIPTION OF REAL PROPERTY

Deed of Trust
-------------

         Portion of Lot 1-A-R, Block 1, Trinity Oaks Hospital Addition to the City of Fort Worth, Tarrant County, Texas, according to plat recorded in Volume 388-159, Page 9, Deed Records of Tarrant County, Texas, formerly known as the East 1/2 of Lots 14 and 16, and East 1/2 of South 1/2 of Lot 12, McNaulty & Nesbitt's Subdivision of Block 4, Fields-Welch Addition to Forth Worth, according to plat recorded in 63/17, Public Records of Tarrant County, Texas; save and except a 2' strip off West side of East 1/2 of Lots 14 and 16 and of the East 1/2 of South 1/2 of Lot 12.

         Lot 1, Block 4, McClellan's Subdivision of Block 14, Field Welch Addition to the City of Forth Worth, Tarrant County, Texas, according to plat recorded in Volume 63, Page 47, Deed Records of Tarrant County, Texas.


         Tract 1: Lot 1-A-R, Block 1, Trinity Oaks Hospital Addition to the City of Fort Worth, Tarrant County, Texas, according to plat recorded in Volume 388-159, Page 9, Deed Records of Tarrant County, Texas, save and except that portion of Tract 1 formerly known as the East 1/2 of Lots 14 and 16, and East 1/2 of South 1/2 of Lot 12, McNaulty & Nesbitt's Subdivision of Block 4, Fields-Welch Addition to Forth Worth, according to plat recorded in 63/17, Public Records of Tarrant County, Texas; save and except a 2' strip off West side of East 1/2 of Lots 14 and 16 and of the East 1/2 of South 1/2 of Lot 12.

         Tract 2: Lots 2, 3, 4, 5, 6 and the North 1/2 of Lot 7, Block 4, McClellan's Subdivision of Block 14, Field Welch Addition to the City of Forth Worth, Tarrant County, Texas, according to plat recorded in Volume 63, Page 47, Deed Records of Tarrant County, Texas.

         Tract 3: Lots 2 and 4, Block 4, McNaulty & Nesbitt's Subdivision of Block 15, Field Welch Addition to the City of Forth Worth, Tarrant County, Texas, according to plat recorded in Volume 63, Page 17, Deed Records of Tarrant County, Texas.


Mortgage
--------

A part of Government Lots 5 and 12, Section 4, Township 3 South, Range 29 East, Duval County, Florida, more particularly described as follows:

For a point of reference commence at corner in the Northeasterly end of Lot 13, Mission Hills, Unit One Replat, as recorded in Plat Book 30, pages 40 and 40A, of the current public records of said County (said corner being at the intersection of the North line of Lots 1 through 12, with the East line of Lots 14 through 21, all in said Mission Hills, Unit One Replat, said corner also being formerly known as the Northwest corner of Lot 10, Mission Hills Subdivision, as recorded in Plat Book 29, pages 80 and 80A, of said public records); thence North 88 degrees 34 minutes 00 seconds East, along the North Line of

Lots 13, 12, 11, 10, 9, 8, 7, 6, and 5, of said Mission Hills, Unit One Replat, a distance of 665.67 feet; thence North 01 degrees 26 minutes 00 seconds West, along the West right of way line of Roberts Drive as described in Official Records Volume 4233, page 983, of said public records, a distance of 650 feet to the point of beginning; thence continue North 01 degrees 26 minutes 00 seconds West, along said West right-of-way line, a distance of 500 feet;
thence South 88 degrees 34 minutes 00 seconds West, along the South Line of a Utility and Drainage Easement as described in Parcel "A" of Official Records Volume 1038, page 149, of said public records, a distance of 156.41 feet; thence South 01 degrees 26 minutes 00 seconds East, a distance of 500 feet; thence North 88 degrees 34 minutes 00 seconds East, along the North line of lands described as Parcel "M" in Official Records Volume 4489, page 1061, of said public records, a distance of 156.41 feet to the point of beginning.

                      FORMS OF DEED OF TRUST AND MORTGAGE


                   INCORPORATED BY REFERENCE TO THE ATTACHED
                      FORMS OF DEED OF TRUST AND MORTGAGE



                               Deemed Delivered.

                                  SCHEDULE 2.9
                                       TO
            SECURED CONDITIONAL EXCHANGEABLE NOTE PURCHASE AGREEMENT



The Company has submitted a listing application to the NYSE covering certain shares issuable by the Company, and intends to amend such application to include these shares. In connection with the application, the Company has applied for an exception to the NYSE Shareholder Approval Policy based on the Company's severe financial distress. The Audit Committee of the Board of Directors of the Company approved reliance upon that exception for such other shares and will be asked to approve reliance upon exception for issuance of the Shares pursuant to the foregoing Purchase Agreement. Such exception is also subject to review and approval by the NYSE, and no assurances can be made that such approval will be forthcoming. Under such exception, one or more news releases and notices will be required that express the Company's reliance on the exception because of the financial distress of the Company.

                                 SCHEDULE 2.10
                                       TO
            SECURED CONDITIONAL EXCHANGEABLE NOTE PURCHASE AGREEMENT

In connection with the resignation of Arthur Andersen LLP ("Andersen") from its audit engagement with the Company, Andersen indicated that "We have advised the Company that if Arthur Andersen LLP is requested in the future to include our reports on the Company's 1993 and 1994 financial statements in future filings with the Securities and Exchange Commission, we would consider undertaking an engagement to respond to each such request based on the existing facts and circumstances. Any such engagement would require that we (a) perform a post-audit review based on procedures and scopes as we considered necessary in the circumstances, and (b) determine the appropriate form of any report reissuance at that time based on the results of those procedures." There can be no assurances that Andersen would reissue its audit reports at this time
without additional or other qualifications or uncertainties.   Also there are
no assurances made that events subsequent to the date of the most recent audited or unaudited financial statements do not, or would not be expected to, have material and adverse effects on the financial condition of the Company. The Company's Form 8-K filed on or about May 22, 1995 and Form 8-K/A filed on
or about June 2, 1995 contain additional information.   Also see Schedule 2.11.

                                 SCHEDULE 2.11
                                       TO
            SECURED CONDITIONAL EXCHANGEABLE NOTE PURCHASE AGREEMENT



The Securities and Exchange Commission ("SEC") has delivered comment letters to the Company from time to time since early 1995 regarding the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1994, and which contains requests that the Company amendment such report and subsequent Forms 10-Q in conformity with such comments. The Company has responded and is attempting to persuade the SEC that the Form 10-Q, and the financial statements therein, does comply with applicable requirements, and that other comments are not an appropriate basis to require amending any filings. No assurances can be made of the outcome of the SEC comments. In the event such SEC comments are not resolved in a manner favorable to the positions of management, the Company may incur liability that potentially could arise in connection with SEC, shareholder or similar claims under applicable securities laws, any of which could have a materially adverse effect on the Company's financial condition. Until such comments can be satisfactorily resolved, the Company may be unable to register securities with the SEC, which could have a material and adverse effect on the Company's financial condition. Purchasers may review and ask questions concerning the SEC comment letters and the issues raised thereby.

Reference is made to the SEC Reports and to the Exhibits thereto, which provide additional information relevant to an investment in the Shares.

Further reference is made to the comment letter of the staff of the Division of Corporation finance of the SEC dated October 17, 1995 to (i) The Company's Form 10-K for the fiscal year ended May 31, 1995; (ii) the Preliminary Proxy Materials for a Special Meeting of Shareholders; (iii) Preliminary Proxy Materials relating to solutions to be made to 7 1/2% Convertible Subordinated Debenture holders and; (iv) a Schedule 13E-4 and proposed Exchange Offer to be made to Debenture holders.

                                 SCHEDULE 2.12
                                       TO
            SECURED CONDITIONAL EXCHANGEABLE NOTE PURCHASE AGREEMENT


As described in the Company's Form 10-K for the period ended May 31, 1995, the Company is subject to "listing watch" by the NYSE and fails to satisfy continuing listing requirements of the NYSE. The Company has been required to present financial plans and projections to the NYSE, and has generally not met such projections, and may not have shown improvement in the necessary listing standard criteria. The Company understands that continued listing of the Common Stock on the NYSE was made subject to substantial improvement toward meeting such requirements. No assurances can be made that the Company's Common Stock will continue to be listed on the NYSE, or in the potential event of NYSE delisting, that the Common Stock will be acceptable for quotation on the Nasdaq Stock Market.

                                  RISK FACTORS
                                    SCHEDULE
                                       TO
                     SECURED CONDITIONAL EXCHANGEABLE NOTE
                               PURCHASE AGREEMENT

In addition to all other factors described in the foregoing Purchase Agreement, these Schedules, and the documents referred to therein or herein, Purchasers should consider the following risk factors:


                                  RISK FACTORS

SOLICITATION OF PROXIES

         There can be no assurances that the Company will successfully solicit the necessary proxies from its stockholders to approve the issuance of Common Stock as contemplated in the Agreement.

         If the necessary stockholder approval is not obtained prior to the due date of the Note which is the subject of the Note Purchase Agreement, the Note shall continue to be a debt and obligation of the Company, and the holder there of shall not be entitled to exchange the Note for any Common Stock or other equity securities of the Company.


INCORPORATION BY REFERENCE

         Purchasers have received the Company's Form 10-K for the fiscal year ended May 31, 1995, Form 10-Q for the quarter ended August 31, 1995, Form 8-K dated July 5, 1995 and July 17, 1995, Form 13E-4 dated September 18, 1995 (Tender Offer), Preliminary Proxy materials filed September 18, 1995 (the Debenture Consent Solicitation), and Preliminary Proxy materials filed September 18, 1995 (the Common Stock Proxy Solicitation), and are familiar therewith, including the events and risks described therein and in the exhibits listed therein.


HISTORY OF LOSSES AND ANTICIPATED FUTURE LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

         As at August 31, 1995, the Company had a stockholders deficiency of $5.3 million. As at August 31, 1995, the Company had a working capital deficiency of approximately $6.0 million and a current ratio of 1:4.0. The loss from operations for the year ended May 31, 1995 and the three months ended August 31, 1995 was $11.5 million and $1.3 million, respectively.

         There can be no assurance that the Company will be able to achieve profitability and positive cash flows from operations or that profitability and positive cash flow from operations, if achieved, can be sustained on an ongoing basis. Moreover, if achieved, the level of that profitability or that positive cash flow cannot accurately be predicted.


NEED FOR ADDITIONAL FUNDS; UNCERTAINTY OF FUTURE FUNDING

         The Company's negative cash flow from operations has consumed substantial amounts of cash. Retiring of 7 1/2% Convertible Subordinated Debentures, which the Company has agreed to use its best efforts to do before approximately July 31, 1995, also will require substantial amounts of cash. Issuance of additional equity securities by the Company could result in substantial dilution to then-existing stockholders. In the event of a failure to meet these obligations on a timely basis, the Company may become liable for the entire $9,538,000 principal amount plus accrued interest from April 15, 1994, estimated at approximately $1,116,000 to October 15, 1995.


DISPOSITION OF ASSETS

         The Company has been required to dispose of various properties in order to raise working capital, and no assurance can be made that such dispositions will not have adverse effects on the Company's financial condition or that the Company has additional assets that could be disposed of in order to fund its capital requirements.

         In connection with a March 3, 1995 letter agreement with a representative of the debentureholders, the Company has agreed to pledge all of the shares of its CareUnit, Inc. subsidiary. The agreement provides that "At 150 days after the date of this Agreement, provided that the Participating Securityholders have in each material respect performed (with opportunity to cure if a cure is possible) their obligations required to be performed hereunder on or prior to such date, and if the Offer has not then been consummated, the Company shall pledge (with the Trustee, or an alternate acceptable to the Company, to act as pledgeholder on terms of a written agreement containing standard terms reasonably acceptable to the Participating Securityholders) all of the Shares as collateral for its obligation to purchase the Securities pursuant to the Offer or otherwise. Such pledge may only be foreclosed upon following 180 days after the date hereof at the request of any Securityholder or the Trustee if the Offer is not consummated on or prior to such date, provided that the Participating Securityholders have in each material respect performed (with opportunity to cure if a cure is possible) their obligations required to be performed hereunder on or prior to such date.
 ... Upon consummation of the Offer, the said pledges shall be released." No assurances can be made that the Participating Securityholders will not demand or obtain a pledge of such shares or that any such pledged shares will be returned to the Company or that the Company will not be required to perform such agreement, or otherwise satisfy its obligations to debentureholders.


ENGAGEMENT OF ERNST & YOUNG; DELAYS IN SEC FILINGS

         The Company engaged Ernst & Young LLP ("EY") to audit the Company's financial statements for the year ended May 31, 1995 on or about July 5, 1995. In addition, the Company may request Arthur Andersen LLP ("Andersen"), the Company's former auditors, to consent to the inclusion of its audit reports for the 1993 and 1994 fiscal years in various SEC reports or registration statements. As indicated by Andersen in its letter addressed to the SEC, Andersen intends to conduct a due diligence review in order to ascertain whether it believes that its report could be reissued without modifications, or what modifications of its report and qualifications or uncertainties therein would be necessary. No assurance may be made that Andersen will be engaged by the Company or would undertake or complete its due diligence in a timely manner or that the Company will continue the engagement of Andersen in the event that the expense or time consumed thereby is deemed unreasonable by the Company.
The consent of Andersen to use such reports, or in lieu thereof reports of another auditor (requiring another complete audit of such periods) will be necessary in order to file registration statements to register shares of Common Stock under the Securities Act. In addition, the Company will solicit shareholder approval for the issuance of Common Stock pursuant to the Note, and such solicitation may require a proxy statement that includes financial statements and auditors' consents.

INVOLUNTARY BANKRUPTCY PETITION; ACCELERATION OF INDEBTEDNESS

         Despite the dismissal in March 1995 of the involuntary bankruptcy petition filed against the Company by three purported creditors, no assurance may be made that such or other persons whom the Company owes any debt could not file another involuntary petition in bankruptcy court. The Company's 7 1/2 Convertible Subordinated Debentures continue to be in default, including the payment default involving interest accruing from April 1994 on approximately $9.5 million of outstanding face amount, and interest on default interest, and continue to be purportedly accelerated, and immediately payable in full. To rescind the acceleration of the Debentures would require written consent of a majority of the Debentures and the cure of all existing defaults. The Company has filed and received SEC comments concerning a Schedule 13E-4 and a Schedule 14A for distribution to the debentureholders. No assurances can be made that the holders of Debentures will consent to rescission of the acceleration or that the defaults can be cured. The Company's ability to solicit consent of Debentureholders may be subject to Rule 14a under the Exchange Act, which may require that the Company provide audited and unaudited financial information to holders, some or all of which may not be available until the audit of fiscal 1995 is completed. In the event that the Company does not retire the Debentures as and when contemplated in the March 3, 1995 letter agreement, Debentureholders who filed the earlier involuntary petition may file another such petition. Other creditors may also file such a petition, or institute other actions against the Company, in order to prevent the Debentureholders from collecting on their debts in advance of payment to themselves.


TAXES

         The Company has claimed entitlement to tax deductions on account of specified liability losses defined in Section 172(f). The Company has received a 1995 tax year refund in the aggregate amount of approximately $9.4 million, reduced by a $2.5 million offset for its obligation to the Internal Revenue Service ("IRS"), including interest, pursuant to a settlement agreement relating to tax years 1983 through 1991. Also, a $1.8 million commission is payable to Deloitte & Touche for their related work from the refund proceeds.
Section 172(f) is an area of the tax law without substantial legal precedent. There may be substantial opposition by the IRS to such claims, and no assurances can be made of the ability to obtain tax refunds based on such deductions or, of any amounts refunded, that the Company will retain any of such refunds. Neither the Company nor the IRS will be precluded from any resultant tax audit from raising these and additional issues.

         The Company's ability to use any Net Operating Losses may be subject to limitation in the event that the Company issues or agrees to issue substantial amounts of additional equity. The Company monitors the potential for "change of ownership" and believes that the exchange of the Note as contemplated will not cause a "change of ownership;" however, no assurances can be made that future events will not act to limit the Company's tax benefits.

         The Company may be unable to utilize some or all of its allowable tax deductions or losses, which depends upon factors including the availability of sufficient net income from which to deduct such losses during limited carryback and carryover periods.

DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

         The Company's ability to succeed in increasing revenues may depend in part on the extent to which reimbursement of the cost of such treatment will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. As a result of reimbursement changes and competitive pressures, the contractual obligations of the Company have been subject to intense evaluation.


UNCERTAINTY OF PRICING; HEALTHCARE REFORM AND RELATED MATTERS

         The levels of revenues and profitability of healthcare companies may be affected by the continuing efforts of governmental and third party payors to contain or reduce the costs of healthcare through various means. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement governmental controls on the price of healthcare. It is uncertain what legislative proposals will be adopted or what actions federal, state or private payors for healthcare goods and services may take in response to any healthcare reform proposals or legislation. The Company cannot predict the effect healthcare reforms may have on its business, and no assurance can be given that any such reforms will not have a material adverse effect on the Company.


MANAGEMENT OF EXPANSION

         The Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as managed care, are expected to place increased demands on the Company's resources. These demands are expected to require the retention of current management, the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to retain or acquire such services or to develop such expertise could have a material adverse effect on the prospects for the Company's success.


MANAGEMENT OF TRANSITION

         The Company's prospects for success depend, to a degree, on its ability to successfully implement its current restructuring plans. The failure of the Company to successfully transition, or any unanticipated or significant delays in such transition, could have a material adverse effect on the Company's business. There can be no assurance that the Company will be able to achieve its planned transition without disruption to its business or that the new facilities or management information system will be adequate to sustain future growth.

SHARES ELIGIBLE FOR FUTURE SALE

         The Company contemplates issuing substantial amounts of equity. Issuance or these shares, registration thereof pursuant to registration rights or otherwise, and additional sales of these shares could adversely affect the trading prices of the Common Stock.


PRICE VOLATILITY IN PUBLIC MARKET

         The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Trading prices of securities of companies in the managed care sector have experienced significant volatility.


ANTI-TAKEOVER PROVISIONS

         The Company's Restated Certificate of Incorporation provides for 60,000 authorized shares of Preferred Stock, the rights, preferences, qualifications, limitations and restrictions of which may be fixed by the Board of Directors without any further vote or action by the stockholders, which could have the effect of diluting the Common Stock or reducing working capital that would otherwise be available to the Company. The Company's Restated Certificate of Incorporation also provides for a classified board of directors, with directors divided into three classes serving staggered terms. In addition, the Company's stock option plans generally provide for the acceleration of vesting of options granted under such plans in the event of certain transactions which result in a change of control of the Company. In addition,
Section 203 of the General Corporation Law of Delaware prohibits the Company from engaging in certain business combinations with interested stockholders.
In addition each share of the Company's Common Stock includes one right on the terms, and subject to the conditions, of the Rights Agreement between the Company and Continental Stock Transfer & Trust Company. These provisions may have the effect of delaying or preventing a change in control of the Company without action by the stockholders, and therefore could adversely affect the price of the Company's Common Stock.


INVESTOR FILING REQUIREMENTS

         The Common Stock of the Company is a class of equity securities that is registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"). Therefore, an person's direct or indirect beneficial ownership of more than five percent of the outstanding Common Stock of the Company will result in the applicability of filing requirements pursuant to Regulation 13D-G. Reports of holdings on Schedule 13D or short form Schedule 13G, and amendments thereto, must be delivered by the investor to the Company, the principal exchange on which the Common Stock is traded, and the SEC at times required by such regulation. Additional requirements apply to ten-percent-beneficial holders under Rule 16 under the Exchange Act relating to short-swing profits. All filing and other requirements, whether or not stated above, are solely the responsibility of the investor. The Company requests that the investor consult legal counsel concerning any requirements that may apply.

ACCREDITED INVESTORS; MANNER OF SALE

         The Company's sale of the Note and Common Stock is intended to be made only to accredited investors and without any general solicitation or advertising. Failure of the Company to comply with requirements of Section 4(2) or 4(6) under the Act or Regulation D under the Act may have material adverse effects on the Company's financial condition and prospects. The investors' representations to the Company are material inducements to the Company. If the investors are aware of any reason that any of such exemptions under the Act is or may be unavailable, such investor should promptly inform the Company and not purchase the Note and Common Stock.

                           ACKNOWLEDGMENT AND RECEIPT

         The undersigned hereby acknowledges that the undersigned has received the Comprehensive Care Corporation (the "Company") Secured Conditional Exchangeable Note Purchase Agreement ("Purchase Agreement"), the schedules thereto, and the Investment Information Addendum to Common Stock Purchase Agreement (the "Addendum") a reasonable time prior to making a purchase of Common Stock and has reviewed all of the material information contained in the Purchase Agreement, the schedules to the Purchase Agreement, or the Addendum and has had the opportunity to ask questions and receive answers and additional information related to the information included therein. The Company has informed the undersigned that the Company will not execute and deliver the Purchase Agreement until the undersigned has executed below and delivered a signed copy or facsimile hereof to the Company.

         IN WITNESS WHEREOF.



                               "Purchaser"

                               Dreyfus Strategic Growth, L.P.



                               By:     /s/ Eric Fischman
                                      ----------------------------------

                               Title: Vice President/Assistant Secretary
                                      ----------------------------------

                               Date:  November 28, 1995
                                      ----------------------------------





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
                                  ATTACHMENTS



Delivered separately to Dreyfus Strategic Growth, L.P. are as follows:


 1. Form 8-K dated July 5, 1995 to report Item 4, the engagement of Ernst & Young LLP as the independent accountants for the Company.

 2. Form 8-K dated July 17, 1995, to report, under Item 5, that the Company had entered into agreements with four accredited investors for the private placement of 154,933 shares of the Company's Common Stock and to report the Company's intent to mail a notice to stockholders on or about August 21, 1995.

 3.      Form 10-Q/A Amendment No. 1 for the period ended August 31, 1995.

 4.      Comprehensive Care Corporation's 1995 Annual Report and Form 10-K.

 5.      1995 Annual proxy solicitation dated September 28, 1995.

 6.      Comprehensive Care Corporation News Releases.

 7. Preliminary proxy materials filed September 18, 1995 (the "Debenture Consent Solicitation").

 8. Preliminary proxy materials filed September 18, 1995 (the "Common Stock Proxy Solicitation").

 9.      Preliminary Schedule 13E-4 filed September 18, 1995 (the "Tender
         Offer").

10.      Comment Letters dated October 13, 1995 and October 17, 1995.





Deemed delivered.  Acknowledgment of receipt of each of the above documents:





/s/  Eric Fischman                                   November 28, 1995
--------------------------------------               -----------------
Dreyfus Strategic Growth, L.P.                              Date





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